EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-60402 on Form S-8 of the First Busey Corporation Profit Sharing Plan and Trust, of our report dated June 28, 2007, appearing in this Annual Report on Form 11-K of the First Busey Corporation Profit Sharing Plan and Trust for the year ended December 31, 2007.

/s/ Crowe Chizek and Company LLC

Oak Brook, Illinois

June 30, 2008